Exhibit 99.2

2026 AMENDMENT TO THE

DEVON ENERGY CORPORATION

2022 LONG-TERM INCENTIVE PLAN

The Devon Energy Corporation 2022 Long-Term Incentive Plan (as amended and restated effective November 19, 2025, the “Plan”) is amended effective as of May 7, 2026, as follows:

1. Section 1.3 of the Plan is amended by deleting subsection (e) in its entirety and adding the following new subsection (e) at the end thereof:

(e) Notwithstanding the preceding provisions of this Section 1.3:

(i) Effective as of the Coterra Merger Closing Date, the number of Awards that may be made available under the Plan shall be increased by 12,386,440 shares of Common Stock (the “Coterra Plan Share Reserve”), which shares shall not be subject to the provisions of subsection (c) above.

(ii) Awards made out of the Coterra Plan Share Reserve may be granted only to Coterra Reserve Eligible Employees.

(iii) No Award may be granted out of the Coterra Plan Share Reserve after February 21, 2033.

(iv) For purposes of Section 4.1(c), any shares of Common Stock made subject to an Award granted out of the Coterra Plan Share Reserve shall be credited back to the Coterra Plan Share Reserve.

(v) 12,000,000 shares granted out of the Coterra Plan Share Reserve may be issued pursuant to the exercise of Incentive Stock Options.

(vi) For purposes of this subsection (e),

(A) “Coterra Merger Closing Date” means the date of consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of February 1, 2026, by and among the Company, Cubs Merger Sub, Inc. and Coterra Energy Inc.

(B) “Coterra Reserve Eligible Employees” means (I) those individuals employed by or otherwise providing services to Coterra Energy Inc. or its affiliates immediately before the Coterra Merger Closing Date and (II) those individuals who are hired by, or otherwise first become service providers to, the Company or its Affiliated Entities on or after the Coterra Merger Closing Date.

2. The Plan is not otherwise amended except as provided expressly herein.